Exhibit 4.2

THIS AMENDED AND RESTATED WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS AMENDED AND RESTATED WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAW, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

AMENDED AND RESTATED SERIES D WARRANT TO PURCHASE ORDINARY SHARES OF SAFE-T GROUP LTD.

Warrant Shares: 370,370	Warrant Issue Date: August 11, 2022

THIS AMENDED AND RESTATED SERIES D WARRANT (the “Warrant”) certifies that, effective as of the Warrant Issue Date (as defined above), Mr. Barak Avitbul (the “Holder”) is entitled, on the terms set forth below, to purchase from Safe-T Group Ltd., a company incorporated under the laws of the State of Israel (the “Company”), the Warrant Shares (as defined below), in accordance with the terms hereof, at a purchase price per Warrant Share equal to the Series D Exercise Price (as defined below).

This Warrant is issued pursuant to the terms of that certain agreement between the Company and ORB Spring Ltd., dated August 8, 2022 (the “Agreement”). In any conflict between the provisions of this Warrant and the provisions of the Agreement, the provisions of the Agreement shall prevail. Any capitalized term not specifically defined herein shall have such meaning as is ascribed to it in the Agreement.

1.	Warrant Shares. Subject to the terms and conditions hereinafter set forth, the Holder is entitled to subscribe for and purchase from the Company, during the exercise periods and subject to the vesting schedule set forth in Section 4 below, up to 370,370 fully paid and non-assessable Ordinary Shares of the Company (the “Warrant Shares”). The number of the Warrant Shares issuable hereunder may be adjusted from time to time in accordance with the provisions of Section 8 below.

2.	Exercise Price. The exercise price for each Warrant Share purchasable under this Warrant shall be US$1.35 (the “Series D Exercise Price”).

3.	Legend. Each certificate for the Warrant Shares purchased under this Warrant shall bear a legend as follows unless such Warrant Shares have been registered under the Securities Act of 1933, as amended:

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), or applicable state law. Neither the securities nor any interest therein may be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act and applicable state law which, in the opinion of counsel to Safe-T Group Ltd., is available.

4.	Exercise Period; Vesting.

4.1.	185,185 Series D Warrants to purchase up to 185,185 Warrant Shares (50% of Series D Warrants) shall vest on March 1, 2023 (the “Second Vesting Date”) and be exercisable as of the Second Vesting Date and for three (3) years thereafter, subject to Section 4.3 below.

4.2.	185,185 Series D Warrants to purchase up to 185,185 Warrant Shares (50% of Series D Warrants) shall vest on September 1, 2023 (the “Third Vesting Date”) and be exercisable as of the Third Vesting Date and for three (3) years thereafter, subject to Section 4.3 below; provided, however, that the Warrants under this Section 4.2 shall expire on the Third Vesting Date pro rata to the amounts of Tranches 3-8 which shall have not been actually withdrawn by the Company. By way of illustration only, (a) if the Company, at its sole discretion, withdraws US$0.5 million out of US$2 million of Tranches 3-8 available under the Agreement, than 138,889 Series D Warrants to purchase up to 138,889 Warrant Shares [75% of Series D Warrants under this Section 4.2] shall expire on the Third Vesting Date; and (b) if the Company, at its sole discretion, withdraws US$2 million out of US$2 million of Tranches 3-8 available under the Agreement, than none of Series D Warrants under this Section 4.2 shall expire on the Third Vesting Date;

4.3.	Notwithstanding the above, if at any time from and after the date of issuance of the Warrants hereof, the closing price of the Company’s Ordinary Shares on the TASE (or other stock exchange or market on which the Ordinary Shares are then listed or quoted, including by means of ADSs, as defined below) equals or exceeds US$2.025 [1.5 (one point five) of Series D Exercise Price per share], adjusted, if applicable, for the Company’s capital events, such as stock splits, etc., for three (3) consecutive trading days (the “Mandatory Exercise Measuring Period”), then the Company shall have the right to require the Holder and/or any of his Transferees, to exercise all or any portion of Series D Warrants, still unexercised (and in such event vesting of any such unexercised Series D Warrants required to be exercised shall be accelerated and all of them shall vest immediately), for a cash exercise, as designated in the Mandatory Exercise Notice on the Mandatory Exercise Date (each as defined below) into fully paid, validly issued and nonassessable Ordinary Shares, at the Series D Exercise Price (the “Mandatory Exercise”). The Company may exercise its right to require exercise under this Section 4.3 by delivering within not more than five (5) trading days following the end of such Mandatory Exercise Measuring Period a written notice thereof to the Holder (which notice for the purposes hereof shall also be deemed a notice to his Transferees (the “Mandatory Exercise Notice” and the date that Holder received such notice is referred to as the “Mandatory Exercise Notice Date”). The Mandatory Exercise Notice shall be irrevocable. The Mandatory Exercise Notice shall state (i) the trading day on which the Mandatory Exercise shall occur, which shall be the second trading day following the Mandatory Exercise Notice Date (the “Mandatory Exercise Date”) and (ii) the aggregate number of Warrants which the Company has elected to be subject to such Mandatory Exercise (the “Mandatory Exercise Warrants”) pursuant to this Section 4.3. If the Holder or any of his Transferees then holding the Warrants, fails to provide the Company on the Mandatory Exercise Date or within five (5) business days thereafter, with the aggregate exercise price of the Mandatory Exercise Warrants or any part thereof, at the end of such period any nonpaid Mandatory Exercise Warrants shall automatically terminate and become null and void.

4.4.	Notwithstanding the above, this Warrant may not be exercised on the Record Date (as such term is defined under the TASE rules and regulations) of: (i) a distribution of bonus shares; (ii) a rights offer; (iii) any distribution of dividends; (iv) a consolidation of the share capital of the Company; (v) a share split; or (vi) a reduction of the share capital of the Company (each of the above: a “Corporate Event”). In addition, if the Ex-Date (as such term is defined under the TASE rules and regulations) for a Corporate Event occurs before the Record Date for such Corporate Event, then the Warrant may not be exercised on the said Ex-Date.

5.	Manner of Exercise.

5.1.	The Warrant may be exercised by the delivery of the Warrant to the Company at its principal office, together with a duly executed copy of the form of Notice of Exercise attached hereto as Exhibit A, to the chief financial officer of the Company at its principal offices and the payment to the Company of an amount equal to the aggregate of the Series D Exercise Price for all of the Warrant Shares being purchased, in immediately available cash funds.

5.2.	Unless otherwise agreed in writing by the Parties, the closing of each such Exercise Notice shall occur no later than three (3) TASE trading days after the date of delivery of such Exercise Notice (the “Warrant Closing Date”), at which time Holder shall pay its Exercise Price to the Company by wire transfer and the Company shall issue the Warrant Shares and transfer to its registration company (the “Registration Company”) all the documents and information required in order to deposit the Warrant Shares in Holder’s account (which details shall be provided to the Company in the Exercise Notice) and shall cause the Registration Company to register such deposit; if and when issued in accordance with the provisions hereof, the Warrant Shares shall be listed for trading on the TASE and, subject to the provisions of Section 3.7 of the Agreement, on Nasdaq.

5.3.	No fractional shares or scrip representing fractional shares shall be issued upon exercise of this Warrant. As to any fraction of a Warrant Share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Series D Exercise Price or round up to the next whole share.

6.	Issuance of Shares on Exercise. Following an exercise as provided in Section 5 above, the Warrant Shares so purchased shall be issued and the Holder shall be deemed the record owner of such Warrant Shares, as of the close of business on the date on which the last of the actions required to exercise the Warrant as provided in Section 5 above has been completed.

7.	Holder’s Rights as a Shareholder. The Holder shall not be entitled to any right as a shareholder of the Company with respect to Warrant Shares until such time that it becomes a holder of Warrant Shares in accordance with Section 6 above. Upon becoming a holder of Warrant Shares, such shares shall entitle the Holder to all rights attached to the shares of the same class under the Company’s articles of association (the “Articles”) then in effect.

8.	Adjustments

The Series D Exercise Price and the number of Warrant Shares purchasable hereunder are subject to adjustment from time to time, as follows:

8.1.	If the Company at any time, while any of the Warrants are exercisable and outstanding, subdivides its Ordinary Shares, the number of Warrant Shares issuable upon exercise of the Warrants shall be proportionately increased and, for the avoidance of any doubt, the Series D Exercise Price per Warrant Share shall be proportionally reduced.

8.2.	If the Company at any time, while any of the Warrants are exercisable and outstanding, combines its Ordinary Shares, the number of Warrant Shares issuable upon the exercise of the Warrants shall be proportionately decreased and, for the avoidance of any doubt, the Series D Exercise Price per Warrant Share shall be proportionally increased.

8.3.	If the Company at any time, while any of the Warrants are exercisable and outstanding, pays a dividend with respect to the Ordinary Shares, then the Series D Exercise Price shall be adjusted, from and after the date of determination of shareholders entitled to receive such dividend or distribution (the “Record Date”), to such price that equals the product of the Series D Exercise Price in effect immediately prior to the Record Date multiplied by a fraction (X) the numerator of which shall be the opening price of the Ordinary Shares as published by the TASE on the “Ex-Dividend” date, and (Y) the denominator of which shall be the closing price of the Ordinary Shares as published by the TASE on the last trading day immediately prior to the relevant “Ex-Dividend” date. Such adjustment shall be subject to the receipt of any tax ruling or approval required under applicable law.

8.4.	In the event that the Company at any time, while any of the Warrants are exercisable and outstanding, makes or fixes a record date for the determination of holders of shares entitled to receive bonus shares, then the number of Warrant Shares exercisable upon exercise of the Warrants then outstanding shall be increased by a number of Warrant Shares equal to the number of shares that the Holder would have been entitled to receive in respect of the Warrant Shares for which the Warrants could have been exercised immediately prior to the ex-bonus shares date.

8.5.	In the event that the Company at any time, while any of the Warrants are exercisable and outstanding, makes or fixes a record date for the determination of holders of shares entitled to receive rights to purchase shares of the Company upon any rights offering by the Company, then the number of Warrant Shares exercisable upon the exercise of the Warrants then outstanding shall be increased to reflect the bonus component in the rights offering, being expressed as a fraction, the numerator of which shall be the closing price of the Ordinary Shares as published by TASE on the last trading day immediately prior to the ex-rights date and the denominator of which shall be the ex-rights price per share as shall be published by TASE.

8.6.	If the Company, at any time, while any of the Warrants are exercisable and outstanding, distributes to holders of Ordinary Shares as a dividend any asset other than cash or Company’s securities (in each case, “Distributed Property”), then provision shall be made so that upon exercise of the Warrants, the Company will deliver to the Holder with respect to Holder’s warrants then outstanding the Distributed Property that such holder would have been entitled to receive in respect of the Warrant Shares for which the Holder’s outstanding warrants could have been exercised immediately prior to the record date of such distribution.

8.7.	If a Merger Event (as defined below) occurs at any time while the Warrants are exercisable and outstanding, then lawful provision shall be made so that Holder shall thereafter be entitled to receive, upon exercise of the Warrants, the number of Ordinary Shares or other securities or property of the successor corporation resulting from such Merger Event that would have been issuable if Holder had exercised the Warrants immediately prior to the Merger Event. In any such case, the Company shall take all action, including any adjustment (as determined in good faith by the Company’s Board of Directors with respect to all outstanding options and warrants issued by the Company), to protect all the rights and interests of the Holder after the Merger Event such that all rights and interests of the Holder in this Agreement (including adjustments of the Exercise Price and/or number of Ordinary Shares purchasable) shall be applicable in their entirety. For the purposes hereof “Merger Event” means a merger or consolidation involving the Company in which the Company is not the surviving entity, or in which the outstanding Ordinary Shares of the Company are otherwise converted into or exchanged for shares of capital of another entity.

9.	Representations and Warranties of the Company

The Company represents and warrants to Holder as follows:

9.1.	This Warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms. The Warrant Shares are duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be (i) duly authorized, validly issued, fully paid, non-assessable, (ii) issued in compliance with all applicable laws, including Israeli Securities Law and the Act, (iii) free of any rights of first refusal, co-sale rights, preemptive rights or any other applicable subscription or participation rights and (iv) free and clear of any liens, claims, encumbrances or third party rights of any kind, subject to any lock-up requirements as prescribed by law and referenced in Sections 3.5 and 3.6 of the Agreement (of which the Holder is aware). Holder acknowledges that in making the foregoing representation the Company is relying upon Holder’s representations in the Agreement, including without limitation in Section 3.8 of the Agreement and the certificate provided thereunder, and Holder hereby represents and warrants to the Company that such representations and warranties are accurate as of the date hereof.

9.2.	The execution and delivery of this Warrant are not, and the issuance of the Warrant Shares upon exercise of this Warrant in accordance with the terms hereof will not be, inconsistent with the Articles and any other Company’s governing documents, do not and will not contravene any law, regulation or judgment applicable to the Company, and do not and will not conflict with or contravene any provision of, or constitute a default under, any legal instrument of which the Company is a party or by which it is bound.

10.	Transferability. Series D Warrants shall not be transferrable, save to transfer to the Transferees. Any transfer to a Transferee hereunder shall be conducted by using the Form of Transfer, substantially in the form of Exhibit B hereto.

11.	Saturdays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a business day, then such action may be taken or such right may be exercised on the next succeeding business day.

12.	Entire Agreement, Amendments. This Warrant, the Agreement and any other documents delivered pursuant hereto or thereto, set forth the entire understanding of the parties with respect to the subject matter hereof. No modification or amendment of this Warrant will be valid unless executed in writing by the Company and the Holder.

13.	Notices. All notices and other communications given or made pursuant to this Warrant shall be in writing and shall be given and deemed delivered as provided in Section 13 to the Agreement.

14.	Titles and Subtitles. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant. All references in this Warrant to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

15.	Law; Jurisdiction. Provisions of Section 10 of the Agreement shall apply with regard to the governing law and jurisdiction.

16.	Counterparts. This Warrant may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by a duly authorized officer.

SAFE-T GROUP LTD.

By:	Shachar Daniel, Chief Executive Officer
Shai Avnit, Chief Financial Officer

AGREED AND ACCEPTED:

Barak Avitbul

EXHIBIT A

NOTICE OF EXERCISE

To: SAFE-T GROUP LTD.

Attn: Chief Financial Officer

1.	The undersigned hereby elects to purchase [FILL IN NUMBER OF SHARES] ____________ shares of Ordinary Shares of the share capital of Safe-T Group Ltd. pursuant to the terms of the attached Series D Warrant (the “Warrant”), and tenders herewith payment in full for the purchase price of the shares being purchased.

2.	Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned, and record same in the Company’s internal share registry.

3.	The undersigned hereby represents and warrants that the aforesaid Warrant Shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale, in connection with the distribution thereof, and that the undersigned has no present intention of distributing or reselling such shares. The undersigned further represents and warrants that the representations of Mr. Barak Avitbul contained in Section 3.8 of the Agreement between the Company and ORB Spring Ltd. and acknowledged by Mr. Avitbul, dated August 8, 2022, remain accurate in all respects as of the date hereof (it being understood that if the undersigned is a Transferee of the Warrant from Mr. Avitbul, such representations are being made by the undersigned as if it were a party to such Agreement).

By:
Name:
Title:
Address:
Date:

EXHIBIT B

FORM OF TRANSFER

(To be signed only upon transfer of Warrant)

FOR VALUE RECEIVED, the undersigned (the “Transferor”) hereby sells, assigns and transfers unto ______________________________________________, being Transferee, (the “Transferee”) the Warrant to purchase _____________ Warrant Shares in an aggregate exercise price of US$ _________ and appoints ______________, as Attorney-in-Fact to transfer said Warrant on the books of Safe-T Group Ltd., with full power of substitution in the premises. The Transferor further represents that the transfer is made in accordance with the terms of the Warrant.

Dated: __________________

________________________

By:	Barak Avitbul

and the undersigned Transferee hereby agrees to the transfer and agrees to be bound by the terms and conditions of the Warrant and represents and warrants that the representations contained in Section 3.8 of the Agreement between the Company and ORB Spring Ltd. (“ORB”), dated August 8, 2022, remain accurate in all respects as of the date hereof (it being understood that such representations are being made by the undersigned as if it were a party to such Agreement).

Dated: __________________

By:
Name: